united states
securities and exchange commission

Washington, D.C. 20549

form 8-k

current report

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 13, 2015

Royal Hawaiian Orchards, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-9145	99-0248088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

688 Kinoole Street, Suite 121, Hilo, Hawaii	96720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	808-747-8471

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Acquisition Agreement

On April 13, 2015, Royal Hawaiian Orchards, L.P., a Delaware limited partnership (the “Partnership”), entered into an Acquisition Agreement (the “Acquisition Agreement”) with Geyser Asset Management, Inc., a Delaware corporation, as agent for the tenant in common investors listed therein (collectively, the “Owners”). The Acquisition Agreement provides that, upon the terms and subject to the conditions set forth in the Acquisition Agreement, the Partnership will acquire from the Owners approximately 736 acres of land located in Keaau, Hawaii (the “Property”), for approximately $8.1 million in cash. As part of the transaction, the Partnership will acquire certain rights, easements, and benefits appurtenant to the Property, including all improvements, macadamia nut trees, windbreak trees and farm structures. The Acquisition Agreement has been approved by Royal Hawaiian Resources, Inc., a Hawaii corporation and managing general partner of the Partnership.

The closing of the acquisition is subject to customary closing conditions, including, among others, the Partnership’s completion to its satisfaction of a title review and other due diligence on the Property, the accuracy of the representations and warranties made by the Owners contained in the Acquisition Agreement and each party’s compliance with its covenants and agreements contained in the Acquisition Agreement. The Partnership has a 30-day due diligence period, which may be extended by the Partnership for an additional 30 days, subject to providing prior written notice of such extension to the Owners.

The Partnership and the Owners have made customary representations and warranties in the Acquisition Agreement for a transaction of this nature. Certain of the parties’ representations and warranties are subject to materiality, knowledge and other qualifications and will survive for one year after closing or termination of the Acquisition Agreement. The assertions embodied in the representations and warranties were made solely for purposes of the Acquisition Agreement between the Partnership and the Owners and may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiated terms. The Partnership’s holders of depositary units representing Class A units of limited partnership interests are not third-party beneficiaries under the Acquisition Agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of the Partnership or any of its respective subsidiaries or affiliates.

Within three business days after the execution of the Acquisition Agreement, the Partnership made a $100,000 earnest money deposit with an escrow agent. The Partnership has a right, for any or no reason, to terminate the Acquisition Agreement at any time prior to the expiration of the due diligence period, in which case the earnest money deposit will be refunded. If the Partnership elects not to exercise its termination right and provides written notification thereof to the Owners prior to the end of the due diligence period, then the Partnership’s earnest money deposit will become non-refundable, except in limited circumstances.

The Acquisition Agreement may be terminated under certain circumstances, including, among others, the failure of the Owners to cure certain objections of the Partnership regarding title to or encumbrances on the Property, the condemnation, damage or destruction of all or any material part of the Property prior to closing, and a failure by either party to make certain deliveries prior to or at closing as provided in the Acquisition Agreement.

The Acquisition Agreement provides that the closing of the transaction shall take place no more than 30 days after expiration of the due diligence period, as mutually agreed by the parties. The Partnership expects to amend its Amended and Restated Credit Agreement with American AgCredit, PCA, in order to finance the acquisition of the Property.

The foregoing description of the Acquisition Agreement is qualified in its entirety by the terms of the agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
10.1	Acquisition Agreement between Royal Hawaiian Orchards, L.P. and Geyser Asset Management, Inc., Inc., as agent for the tenant in common investors listed therein, dated as of April 13, 2015.

signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Hawaiian Orchards, L.P.
(Registrant)

Date: April 16, 2015
	By:	Royal Hawaiian Resources, Inc.,
its Managing General Partner

	By:	/s/ Scott C. Wallace
	Name:	Scott C. Wallace
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Acquisition Agreement between Royal Hawaiian Orchards, L.P. and Geyser Asset Management, Inc., Inc., as agent for the tenant in common investors listed therein, dated as of April 13, 2015.